Exhibit 99.1

      BLUE CROSS AND BLUE SHIELD OF FLORIDA, INC., ADOPTS REIMBURSEMENT FOR
                        PHOTOMEDEX XTRAC(R) LASER SYSTEM

    PHOTOMEDEX TO EXPAND DIRECT-TO-CONSUMER MARKETING EFFORT THROUGHOUT STATE

    MONTGOMERYVILLE, Pa., June 16 /PRNewswire-FirstCall/ -- PhotoMedex (Nasdaq:
PHMD) today announced that Blue Cross and Blue Shield of Florida, Inc. (BCBSF), the oldest, largest most recognized health plan provider in the State of Florida, with 3.8 million health plan members, has adopted a medical policy approving payment for medically necessary treatment of mild to moderate psoriasis using the PhotoMedex XTRAC(R) laser system.

    Jeff O'Donnell, PhotoMedex' CEO said, "We are pleased to announce that Blue Cross and Blue Shield of Florida has joined the ranks of those prestigious healthcare insurers that have included the XTRAC in its subscriber offerings for psoriasis. With this policy added, and with an existing XTRAC customer base in Florida of 23 lasers at the end of the first quarter, we will now be able to expand our direct-to-consumer marketing efforts, increasing the awareness within the State of the efficacy of XTRAC therapy, with an expectation of results by the fourth quarter. As this latest adoption shows, PhotoMedex continues its successful bid for new markets for the XTRAC; and with each new adoption, PhotoMedex gains more and more confidence in its ability to complete its roll out and generate continued growth of XTRAC treatments and revenues for the Company.

    "Unlike purely cosmetic applications, the XTRAC provides clinically efficacious results to a disease that afflicts millions around the world. In the United States it is critical that insurance companies weigh the benefits of the therapies they cover before establishing a coverage policy. The XTRAC has been proven once again to stand up to the rigorous clinical review conducted by each of the insurance companies that have adopted a coverage policy."

    Continuing, O'Donnell added: "The Blue Cross and Blue Shield system of plans consists of 39 independent and locally operated Blue Plans with a total national enrollment of more than 93 million at year-end 2005. The 39 independent Blue Plans consist of 62 companies, of which 31 have adopted coverage policies for the XTRAC. Those 31 policies cover approximately 63 million lives, or approximately 68% of the lives covered by Blue Cross Blue Shield Plans. This is a substantial base of covered lives which, combined with our non-BCBS policies currently in place by such carriers as United Healthcare, Cigna, Aetna and a host of other companies, provides PhotoMedex with an impressive portfolio of support with which to further the progress of the XTRAC adoption with the balance of carriers."

    Blue Cross and Blue Shield of Florida reports a 29 percent market share, which is more than double its nearest competitor. Network Blue, BCBSF's high performing provider network, is active in all of the state's 67 counties. The medical policy covering the XTRAC(R) can be found at http://www.bcbsfl.com/mcg/index.cfm?fuseaction=main.main&doc=Xenon%20Chloride%
20Excimer%20Laser%20Therapy

    About PhotoMedex:

    PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The Company is a leader in the development, manufacturing and marketing of medical laser products and services.

    Some portions of this release, particularly those describing PhotoMedex' strategies contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended and Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward-looking statements will be achieved.

    Contacts:  Allen & Caron                      PhotoMedex, Inc.
               Matt Clawson (investors)           Dennis McGrath, CFO
               949-474-4300                       215-619-3287
               matt@allencaron.com                info@photomedex.com

SOURCE  PhotoMedex, Inc.
    -0-                             06/16/2006
    /CONTACT: Investors, Matt Clawson of Allen & Caron, +1-949-474-4300, matt@allencaron.com, for PhotoMedex, Inc.; or Dennis McGrath, CFO of PhotoMedex, Inc., +1-215-619-3287, info@photomedex.com/
    (PHMD)